                                                                    Exhibit 99.2

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         On December 31, 2001, in a tax-free transaction, Marathon Oil Corporation ("Marathon"), formerly USX Corporation, converted each share of its USX-U. S. Steel Group class of common stock ("Steel Stock") into the right to receive one share of United States Steel Corporation common stock ("Separation"). The net assets of United States Steel on December 31, 2001 were approximately the same as the net assets attributable to Steel Stock at the time of the Separation, except for a value transfer of $900 million in the form of additional net debt and other financings retained by Marathon. During the last six months of 2001, United States Steel completed a number of financings so that, upon the Separation, the net debt and other financings of United States Steel on a stand-alone basis were approximately equal to the net debt and other financings attributable to the Steel Stock less the value transfer and the tax settlement with Marathon. For further information on the Separation, see Notes 1 and 2 of the Financial Statements.

         United States Steel's Domestic Steel segment is engaged in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services. The U. S. Steel Kosice ("USSK") segment, primarily located in the Slovak Republic, produces and sells steel mill products and coke mainly for the Central European market. Certain business activities are conducted through joint ventures and partially owned companies, such as USS-POSCO Industries LLC ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), Clairton 1314B Partnership L.P., Republic Technologies International, LLC ("Republic") and Rannila Kosice, s.r.o. Management's Discussion and Analysis should be read in conjunction with United States Steel's Financial Statements and Notes to Financial Statements.

         On March 1, 2001, United States Steel completed the purchase of the tin mill products business of LTV Corporation ("LTV"), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed certain employee-related obligations from LTV. See Note 5 to the Financial Statements.

         On March 23, 2001, Transtar, Inc. ("Transtar") completed a reorganization with its two voting shareholders, United States Steel and Transtar Holdings, L.P. ("Holdings"), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries, including several rail and barge operations. Holdings became owner of the other operating subsidiaries of Transtar. See Note 5 to the Financial Statements.

         Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting the businesses of United States Steel. These statements typically contain words such as "anticipates," "believes," "estimates," "expects" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of United States Steel, see Supplementary Data - Disclosures About Forward-Looking Information.

Critical Accounting Policies and Estimates

         Management's discussion and analysis of its financial condition and results of operations are based upon United States Steel's financial statements, which have been prepared in accordance with accounting standards generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end, and the reported amount of revenues and expenses during the year. Management regularly evaluates these estimates, including those related to the carrying value of property, plant and equipment, valuation allowances for receivables, inventories and deferred income tax assets; liabilities for deferred income taxes, potential tax deficiencies, environmental obligations, potential litigation claims and settlements; and assets and obligations related to employee benefits. Management estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Accordingly, actual results may differ materially from current expectations under different assumptions or conditions.

         Management believes that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the financial statements.

Depreciation - United States Steel records depreciation primarily using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors for domestic steel producing assets range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level. Depreciation charges for 2001, 2000 and 1999 were 85%, 94% and 99%, respectively, of straight-line depreciation based on production levels for each of the years. For certain equipment related to railroad operations, depreciation is recorded on the straight-line method, utilizing a composite or grouped approach, based on estimated lives of assets.

Asset Impairments - United States Steel evaluates the impairment of its property, plant and equipment on an individual asset basis or by logical groupings of assets. Asset impairments are recognized when the carrying value of those productive assets exceed their aggregate projected undiscounted cash flows. If future demand and market conditions are less favorable than those projected by management, additional asset write-downs may be required.

Allowances for Doubtful Accounts - United States Steel maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories - United States Steel determines the cost of inventories primarily under the last-in, first-out ("LIFO") method. Consequently, the overall carrying value of inventories is significantly less than the replacement cost. United States Steel writes down inventories for the difference between the carrying value of the inventories and the estimated market value on a worldwide basis. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.

Deferred Taxes - United States Steel records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. While United States Steel has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that United States Steel were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made. Likewise, should United States Steel determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the valuation allowance for deferred tax assets would be charged to income in the period such determination was made.

         United States Steel makes no provision for deferred U.S. income taxes on the undistributed earnings of USSK and other consolidated foreign subsidiaries because management intends to permanently reinvest such earnings in foreign operations. If circumstances change and it is determined that earnings will be remitted in the foreseeable future, a change would be required to record the U.S. deferred tax liability for the amounts planned to be remitted.

Liabilities for Potential Tax Deficiencies - United States Steel records liabilities for potential tax deficiencies. These liabilities are based on management's judgment of the risk of loss should those items be challenged by taxing authorities. In the event that United States Steel were to determine that tax-related items would not be considered deficiencies or that items previously not considered to be potential deficiencies could be considered as potential tax deficiencies (as a result of an audit, tax ruling or other positions or authority) an adjustment to the liability would be recorded through income in the period such determination was made.

Environmental Remediation - United States Steel provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation liabilities are accrued based on estimates of known environmental exposures and are discounted in certain instances. United States Steel regularly monitors the progress of environmental remediation. Should studies indicate that the cost of remediation is to be more than previously estimated, an additional accrual would be recorded in the period in which such determination was made.

Accruals for Potential Litigation Claims and Settlements - United States Steel records accruals for potential litigation claims and settlements when legal counsel advises that an obligation is probable and reasonably estimable. Changes in findings and negotiations as the cases progress cause changes in the recorded accruals.

Pensions and Other Postretirement Benefits ("OPEB") - Net pension and OPEB expense recorded for pension and other postretirement benefits are based on, among other things, assumptions of the discount rate, estimated return on plan assets, salary increases, the mortality of participants and the current level and escalation of health care costs in the future. Changes in these and other factors and differences between actual and assumed changes in the present value of liabilities or assets of United States Steel's plans above certain thresholds could cause net annual expense to increase or decrease materially from year to year.

Management's Discussion and Analysis of Income

         Due to the capital intensive nature of integrated steel production, the principal drivers of United States Steel's financial results are price, volume and mix. To the extent that these factors are affected by industry conditions and the overall economic climate, revenues and income will reflect such conditions.

         Revenues and other income for each of the last three years are summarized in the following table:

         (Dollars in millions)                                      2001        2000           1999
         --------------------------------------------------------------------------------------------
         Revenues by product:
            Sheet and semi-finished steel products............   $  3,163     $  3,288       $ 3,433
            Tubular products..................................        755          754           221
            Plate and tin mill products.......................      1,273          977           919
            Raw materials (coal, coke and iron ore) ..........        485          626           549
            Other/(a)/........................................        610          445           414
         Income (loss) from investees.........................         64           (8)          (89)
         Net gains on disposal of assets......................         22           46            21
         Other income.........................................          3            4             2
                                                                  --------     --------      --------
              Total revenues and other income.................   $  6,375     $  6,132       $ 5,470
         --------------------------------------------------------------------------------------------

         /(a)/ Includes revenue from the sale of steel production by-products, real estate development, resource management, and engineering and consulting services and beginning in 2001, transportation services.

         Total revenues and other income increased by $243 million in 2001 from 2000 primarily due to the inclusion of USSK revenues for the full year, the inclusion of Transtar revenues following the reorganization and higher income from investees relating to the gain on the Transtar reorganization, partially offset by lower domestic shipment volumes (domestic steel shipments decreased 955,000 tons) and lower average domestic steel product prices (average prices decreased $23 per ton). Total revenues and other income in 2000 increased by $662 million from 1999 primarily due to the consolidation of Lorain Tubular effective January 1, 2000, higher average realized prices, particularly tubular product prices, and lower losses from investees, which, in 1999, included a $47 million charge for the impairment of United States Steel's investment in USS/Kobe Steel Company ("USS/Kobe").

         Income (loss) from operations for United States Steel for the last three years was (a):

         (Dollars in millions)                                      2001        2000           1999
         ---------------------------------------------------------------------------------------------
         Segment income (loss) for Domestic Steel..............   $   (461)    $     98       $   115
         Segment income for U. S. Steel Kosice.................        123            2             -
                                                                  --------     --------      --------
               Income (loss) from reportable segments..........   $   (338)    $    100       $   115
         Net pension credits...................................        146          266           193
         Costs related to former businesses (b)................        (76)         (86)          (83)
         Administrative expenses...............................        (22)         (25)          (17)
                                                                  --------     --------      --------
               Total...........................................   $   (290)    $    255       $   208
         Other items not allocated to segment income:
            Gain on Transtar reorganization....................         68            -             -
            Insurance recoveries related to USS-POSCO fire (c).         46            -             -
            Asset impairments   - trade receivables............       (100)          (8)            -
                                - other receivables............        (46)           -             -
            Impairment and other costs related to
              investments in equity investees..................          -          (36)          (54)
            Loss on investment used to satisfy indexed
              debt obligations (d).............................          -            -           (22)
            Costs related to Fairless shutdown.................        (38)           -             -
            Costs related to Separation........................        (25)           -             -
            Asset impairments   - intangible assets............        (20)           -             -
                                - coal.........................          -          (71)            -
            Environmental and legal contingencies..............          -          (36)          (17)
            Voluntary early retirement program
              pension settlement...............................          -            -            35
                                                                  --------     --------      --------
               Total income (loss) from operations.............   $   (405)    $    104       $   150
         ---------------------------------------------------------------------------------------------

         (a) Certain amounts have been removed from segment income and appear in items not allocated to segments for consistency with current-year presentation method.
         (b) Includes other postretirement benefit costs and certain other expenses principally attributable to former business units of United States Steel.
         (c) In excess of facility repair costs.
         (d) For further details, see Note 6 to the Financial Statements.

Segment income (loss) for Domestic Steel

         Domestic Steel operations recorded a segment loss of $461 million in 2001 versus segment income of $98 million in 2000, a decrease of $559 million. The decrease in segment income was primarily due to lower prices, primarily for sheet products, lower domestic shipment volumes which resulted in less efficient operating rates and higher unit costs, lower income from coke and taconite pellet operations, lower results from tin operations during the phase out of operations at Fairless and higher than anticipated start-up and operating expenses associated with the March acquisition of East Chicago Tin, and business interruption effects at USS-POSCO following the cold mill fire in May, some of which were offset by insurance recoveries already received in the second half of 2001. Offsetting these decreases were improved results from coal operations due to improved operating and geological conditions as well as higher tubular prices during the first half of 2001.

         Segment income for Domestic Steel operations in 2000 decreased $17 million from 1999. The decrease in segment income for Domestic Steel was primarily due to lower throughput, lower income from raw materials operations, particularly coal operations, and lower sheet shipments resulting from high levels of imports.

Segment income for U. S. Steel Kosice

         USSK segment income for the full-year 2001 was $123 million compared to $2 million in 2000 for the period following United States Steel's acquisition of USSK on November 24, 2000. The increase is primarily due to United States Steel's full year of ownership, changes in commercial strategy, strong customer focused marketing and a favorable cost structure.

Items not allocated to segments:

         Net periodic pension credits, which are primarily noncash, totaled $120 million in 2001, $273 million in 2000 and $234 million in 1999. The decrease of $153 million in the net periodic pension credit from 2000 to 2001 was primarily due to the $69 million effect of the transition asset being fully amortized in 2000 and an unfavorable change in the amortization of actuarial (gains)/losses. The increase of $39 million from 1999 to 2000 was primarily due to a favorable change in the amortization of actuarial (gains)/losses. Net periodic pension credits in 2001 and 1999 include settlement and termination effects. For additional information on pensions, see Note 12 to the Financial Statements.

         Gain on Transtar reorganization represents United States Steel's share of the gain in 2001. Because this was a transaction with a noncontrolling shareholder, Transtar, Inc. recognized a gain by comparing the carrying value of the businesses sold to their fair value. See Note 5 to Financial Statements.

         Insurance recoveries related to USS-POSCO fire represent United States Steel's share of insurance recoveries in excess of facility repair costs for the cold-rolling mill fire at USS-POSCO in 2001.

         Asset impairments - Trade Receivables were for charges related to receivables exposure from financially distressed steel companies, primarily Republic, in 2000 and 2001.

         Asset impairments - Other Receivables were for charges related to retiree medical cost reimbursements owed by Republic in 2001.

         In 2000, impairment and other costs related to investments in equity investees totaled $36 million to establish reserves against notes from Republic and to represent United States Steel's share of Republic special charges which resulted from the completion of a financial restructuring of Republic. In 1999, impairment and other costs related to investments in equity investees totaled $54 million related to the impairment of United States Steel's investment in USS/Kobe, costs related to the formation of Republic and other non-recurring equity investee charges.

         Income from operations in 1999 also included a loss on investment used to satisfy indexed debt obligations of $22 million from the termination of ownership in RTI International Metals, Inc. ("RTI"). For further discussion, see
Note 6 to the Financial Statements.

         Costs related to Fairless shutdown resulted from the permanent shutdown of the cold rolling and tin mill facilities at Fairless Works in 2001.

         Costs related to the Separation were for United States Steel's share of professional fees and expenses and certain other costs directly attributable to the Separation in 2001.

         Asset impairments - Intangible Asset was for the impairment of an intangible asset in 2001 related to the five-year agreement for LTV to supply United States Steel with pickled hot bands entered into in conjunction with the acquisition of LTV's tin mill products business.

         Asset impairments - Coal was for asset impairments at coal mines in Alabama and West Virginia in 2000 following a reassessment of long-term prospects after adverse geological conditions were encountered.

         Environmental and legal contingencies relate to certain environmental and legal accruals in 2000 and 1999.

         The voluntary early retirement program pension settlement in 1999 relates to a favorable pension settlement primarily related to salaried employees.

         Selling, general and administrative expenses increased by $315 million in 2001 as compared to 2000. The increase was due to several factors, including the $157 million decrease in the net periodic pension credit previously discussed. Other contributing factors were the increase in costs in 2001 as a result of the USSK acquisition and the reorganization of Transtar, Separation costs and the impairment of retiree medical cost reimbursements owed by Republic. The increase in selling, general and administrative expenses of $60 million from 1999 to 2000 was primarily due to a $42 million decrease in the portion of the net periodic pension credit recorded in selling, general and administrative expenses, as well as increased costs following the acquisition of USSK.

         Net interest and other financial costs for each of the last three years are summarized in the following table:

         (Dollars in millions)                                      2001        2000           1999
         -------------------------------------------------------------------------------------------
         Net interest and other financial costs...............   $    141     $    105       $    74
         Plus:
            Favorable adjustment to
              carrying value of Indexed Debt/(a)/.............          -            -            13
            Favorable adjustment to
              interest related to prior years' taxes..........         67            -             -
                                                                 --------     --------       -------
         Net interest and other financial costs
            adjusted to exclude above item....................   $    208     $    105       $    87
         -------------------------------------------------------------------------------------------

         /(a)/ In December 1996, USX issued $117 million of 6-3/4% Exchangeable
               Notes Due February 1, 2000 ("Indexed Debt") indexed to the price of RTI common stock. The carrying value of Indexed Debt was adjusted quarterly to settlement value, based on changes in the value of RTI common stock. Any resulting adjustment was credited to income and included in interest and other financial costs. For further discussion of Indexed Debt, see Note 6 to the Financial Statements.

         Adjusted net interest and other financial costs increased by $103 million in 2001 as compared with 2000. This increase was largely due to higher average debt levels, which resulted from negative cash flow and the elective funding for employee benefits and the acquisition of USSK, both of which occurred in the fourth quarter of 2000. Adjusted net interest and other financial costs increased $18 million in 2000 as compared with 1999, primarily due to higher average debt levels.

         The credit for income taxes in 2001 was $328 million primarily as a result of higher losses from operations. The credit included a $33 million deferred tax benefit associated with the Transtar reorganization. In addition, as a result of Slovak Republic laws regarding tax credits and certain tax planning strategies to permanently reinvest earnings in foreign operations, virtually no income tax provision is recorded for USSK income. If circumstances change and it is determined that earnings will be remitted in the foreseeable future, a charge would be required to record the U.S. deferred tax liability for the amounts planned to be remitted. The provision for income taxes in 2000 decreased $5 million compared to 1999 primarily due to a decline in income from operations, partially offset by higher state income taxes as certain previously recorded state tax benefits will not be utilized. See also Note 14 to the Financial Statements.

         The extraordinary loss on extinguishment of debt of $7 million, net of income tax benefit, in 1999 included a $5 million loss resulting from the satisfaction of the indexed debt and a $2 million loss for United States Steel's share of Republic's extraordinary loss related to the early extinguishment of debt. See also Note 6 to the Financial Statements.

Management's Discussion and Analysis of Operations

         The year 2001 turned out to be an extremely difficult one for the domestic steel industry. Steel imports to the United States accounted for an estimated 24%, 27% and 26% of the domestic steel market for 2001, 2000 and 1999, respectively. In 2001, imports of steel pipe increased 9% and imports of hot rolled sheets decreased 59%, compared to 2000.

         Injurious levels of imports continued to disrupt an already weakened market in which domestic steel consumption plummeted from an annualized rate of 119 million tons in the first half to 98 million tons in the fourth quarter. The 3% average growth in the domestic economy predicted by economists never materialized - largely due to a worldwide economic recession in the second half and the impact of the September 11 tragedies. Contributing to the decline in net income was a decrease in average realized domestic prices of 5% compared to the 2000 average and higher unit costs due to depressed production levels at all of our domestic plants.

     Total shipments from the Domestic Steel segment were 9.8 million tons in 2001, 10.8 million tons in 2000 and 10.6 million tons in 1999, and comprised approximately 9.9% of the domestic steel market in 2001. Domestic Steel shipments in 2001 were affected by a weak domestic economy, which reduced demand for sheet, plate and tubular products. Shipments in 1999 were reduced because of weak tubular markets. High import levels impacted all three years. Exports accounted for approximately 5% of our shipments from Domestic Steel in 2001, 5% in 2000 and 3% in 1999.

     USSK shipments were 3.7 million net tons in 2001 and 0.3 million net tons in 2000 in the short period following the acquisition.

     Domestic raw steel production was 10.1 million tons in 2001, compared with
11.4 million tons in 2000 and 12.0 million tons in 1999. Domestic raw steel production averaged 79% of capability in 2001, compared with 89% of capability in 2000 and 94% of capability in 1999. In 2001, domestic raw steel production was negatively impacted by poor economic conditions and the high level of imports. In 2000, domestic raw steel production was negatively impacted by a planned reline at the Gary Works No. 4 blast furnace in July 2000. Because of market conditions, United States Steel limited its domestic production by keeping the Gary Works No. 4 blast furnace out of service until February 2001. Because of market conditions, United States Steel curtailed its domestic production by keeping the Gary Works No. 6 blast furnace out of service until February 1999, after a scheduled reline was completed in mid-August 1998. United States Steel's stated annual domestic raw steel production capability was 12.8 million tons in 2001, 2000 and 1999.

     USSK raw steel production was 4.1 million tons in 2001, or 81% of USSK's stated annual raw steel production capability of 5.0 million net tons.

     On November 13, 2000, United States Steel joined with eight other producers and the Independent Steelworkers Union to file trade cases against hot-rolled carbon steel flat products from 11 countries (Argentina, India, Indonesia, Kazakhstan, the Netherlands, the People's Republic of China, Romania, South Africa, Taiwan, Thailand and Ukraine). Three days later, the USWA also entered the cases as a petitioner. Antidumping ("AD") cases were filed against all the countries and countervailing duty ("CVD") cases were filed against Argentina, India, Indonesia, South Africa, and Thailand. The U.S. Department of Commerce ("Commerce") has found margins in all of the cases. The International Trade Commission ("ITC") had previously found material injury to the domestic industry in the cases against Argentina and South Africa, and, on November 2, 2001, the ITC found material injury to the domestic industry in the cases against the remaining countries.

     On December 19, 2001, culminating a process which began in June 2001 regarding investigations under Section 201 of the Trade Act of 1974, the ITC commissioners communicated their remedy recommendations to the President of the United States. Five of the six commissioners recommended that tariffs of 20% to 40% be imposed on imports of hot-rolled, cold-rolled and corrosion-resistant products for four years, subject to reductions of the tariffs from year to year. The three commissioners who had previously found that imports of tin mill products were a cause of serious injury to the domestic industry recommended the same tariff remedies be applied to that product that they recommended for hot-rolled, cold-rolled and corrosion-resistant products. Two of the commissioners recommended the same remedy for imports of slabs, while four of the commissioners recommended subjecting slab imports to these tariffs only after certain quantities of slabs enter the country without special tariffs. The remaining commissioner recommended declining levels of quotas for a three-year period. The President is now reviewing the recommendations and will determine what remedies, if any, to impose. In response to the recommendations, United States Steel commented that under current market conditions, 20% tariffs are inadequate and urged the President to act quickly to adopt 40% tariffs on all flat-rolled imports, including slabs. Management is unable to predict the outcome of the Section 201 actions, or its effect on our results or stock price.

     On September 28, 2001, United States Steel joined with seven other producers to file trade cases against cold-rolled carbon steel flat products from 20 countries (Argentina, Australia, Belgium, Brazil, China, France, Germany, India, Japan, Korea, Netherlands, New Zealand, Russia, South Africa, Spain, Sweden, Taiwan, Thailand, Turkey, and Venezuela). AD cases were filed against all the countries and CVD cases were filed against Argentina, Brazil, France, and Korea. On November 13, 2001, the ITC determined that there is a reasonable indication that the U.S. industry is materially injured or threatened with material injury by reason of the imports in question. These cases will be the subject of continuing investigations at both Commerce and the ITC.

     United States Steel believes that the remedies provided by AD and CVD cases are insufficient to correct the widespread dumping and subsidy abuses that currently characterize steel imports into our country and has, therefore, urged the U.S. government to take actions such as those in President Bush's three-part program to address the excessive imports of steel that have been depressing markets in the United States. United States Steel, nevertheless, intends to file additional AD and CVD petitions against unfairly traded imports that adversely impact, or threaten to adversely impact, the results of United States Steel.

Management's Discussion and Analysis of Financial Condition, Cash Flows and Liquidity

     Current assets at year-end 2001 decreased $644 million from year-end 2000 primarily due to the settlement in 2001 of the $364 million income tax receivable from Marathon established in 2000, decreased trade receivables including receivables subject to a security interest, and a decrease in cash and cash equivalents. The proceeds from the settlement of the income tax receivable from Marathon were used to reduce debt attributed to United States Steel.

     Investments and long-term receivables decreased $93 million from year-end 2000 primarily due to the reorganization of Transtar in March of 2001, which converted an equity method investee into a consolidated subsidiary.

     Net property, plant and equipment at year-end 2001 increased $345 million from year-end 2000 primarily due to the Transtar reorganization and the acquisition of East Chicago Tin, which were noncash transactions.

     Current liabilities at year-end 2001 decreased $132 million from year-end 2000 primarily due to a decrease in accounts payable and long-term debt due within one year, partially offset by an increase in accrued taxes and amounts payable to Marathon in connection with the Separation.

     Total long-term debt and notes payable at December 31, 2001 was $1,434 million, $802 million lower than year-end 2000. The decrease in debt was primarily due to the $900 million value transfer from Marathon and the receipt of $819 million of favorable tax settlements with Marathon; partially offset by negative operating cash flow of $144 million absent the Marathon tax settlements, net cash used in investing activities of $239 million, debt repayments of $370 million and dividends paid of $57 million.

     Employee benefit liabilities at December 31, 2001 increased $241 million from year-end 2000 of which $152 million reflected mergers of liabilities associated with the Transtar reorganization, the acquisition of LTV tin mill properties and medical expenses of former Lorain Works retirees paid by United States Steel which are pending collection under Republic bankruptcy proceedings. The remainder of the increase was primarily due to ongoing accruals in excess of cash payments from company assets. Following the elective $500 million Voluntary Employee Benefit Association ("VEBA") funding in the fourth quarter of 2000, which decreased the employee benefits liability, most union retiree medical claims are being paid from the VEBA instead of company assets.

     Preferred stock of subsidiary and mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely junior subordinated convertible debentures decreased $66 million and $183 million, respectively, from year-end 2000 in connection with the Separation. These amounts were previously attributed to United States Steel under the Marathon capital structure.

     Net cash provided from operating activities of $669 million increased in 2001 compared to 2000. The increase was primarily due to the receipt of favorable intergroup tax settlements from Marathon totaling $819 million in the 2001 period compared to a favorable intergroup settlement of $91 million in the 2000 period and the absence of a $530 million elective contribution to a VEBA and non-union retiree life insurance trust. The $819 million tax settlement is reflected in net cash provided by operating activities primarily as favorable working capital changes of $364 million related to the settlement of the income tax receivable established in 2000 arising from tax attributes primarily generated in the year 2000; increases in net income of $426 million for tax benefits generated by United States Steel in 2001; and net increases in all other items net of $15 million for state tax benefits generated in 2000. The last two items were included in the $441 million settlement with Marathon, which occurred in 2001 as a result of the Separation. Absent these intergroup tax settlements in 2001 and 2000 and the $530 million of elective contributions in 2000 to a VEBA and non-union retiree life insurance trust, net cash used in operating activities decreased by $38 million. Cash payments of employee benefit liabilities were lower because $152 million was paid from assets held in trust for the plan in 2001 compared to $41 million in 2000 primarily as a result of approximately $112 million of funds from the VEBA being used to pay retiree medical and life insurance benefits for union retirees in 2001. In addition, working capital improved. These improvements were partially offset by decreased net income.

     Net cash used in operating activities in 2000 was $627 million and reflected the $500 million elective contribution to a VEBA, a $30 million elective contribution to a non-union retiree life insurance trust and an income tax receivable from Marathon of $364 million. These unfavorable effects were partially offset by a $91 million income tax settlement with Marathon received in 2000 primarily for the year 1999 in accordance with the group tax allocation policy. The $500 million VEBA contribution has provided United States Steel with the flexibility to pay ongoing costs of providing USWA retiree health care and life insurance benefits from the VEBA instead of from corporate cash flow.

     Net cash used in operating activities was $80 million in 1999 including a net payment of $320 million under a terminated accounts receivable program. Excluding the non-recurring VEBA contributions and the accounts receivable facility termination as well as the tax settlements with Marathon in both years, net cash provided from operating activities decreased $430 million in 2000 due mainly to decreased profitability and an increase in working capital.

     Capital expenditures of $287 million in 2001 included exercising a buyout option of a lease for half of the Gary Works No. 2 Slab Caster; repairs to the No. 3 blast furnace at the Mon Valley Works; work on the No. 2 stove at the No. 6 blast furnace at Gary Works; the completion of the replacement coke battery thruwalls at Gary Works; the completion of an upgrade to the Mon Valley Works cold reduction mill; systems development projects; and projects at USSK, including the tin mill expansion and the vacuum degasser project.

     Capital expenditures of $244 million in 2000 included exercising an early buyout option of a lease for half of the Gary Works No. 2 Slab Caster; the continued replacement of coke battery thruwalls at Gary Works; installation of the remaining two coilers at the Gary Works hot strip mill; a blast furnace stove replacement at Gary Works; and the continuation of an upgrade to the Mon Valley Works cold reduction mill.

     Capital expenditures of $287 million in 1999 included the completion of the 64" pickle line at Mon Valley Works; the replacement of one coiler at the Gary Works hot strip mill; an upgrade to the Mon Valley Works cold reduction mill; replacement of coke battery thruwalls at Gary Works; several projects at Gary Works allowing for production of specialized high-strength steels, primarily for the automotive market; and completion of the conversion of the Fairfield Works pipemill to use rounds instead of square blooms.

     Contract commitments for capital expenditures at year-end 2001 were $84 million, compared with $206 million at year-end 2000. USSK has a commitment to the Slovak government to spend $700 million for a capital improvements program at USSK, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010. As of December 31, 2001, USSK had spent $66 million on this capital improvement program.

     Capital expenditures for 2002 are expected to be approximately $300 million, including $105 million for USSK. This estimate anticipates entering into operating leases for certain mobile and systems equipment, valued at approximately $40 million, the acquisition of which would be included in capital spending if the leases are not completed. Major expenditures include the installation of a new quench and temper line at Lorain Tubular; continued information systems development at Straightline; and projects at USSK, including continued work on the new tin and continuous annealing lines and the completion of the vacuum degasser. Over and above this capital spending, $37.5 million will be paid to VSZ by USSK in both 2002 and 2003 to complete payment for the USSK acquisition.

     The preceding statement concerning expected 2002 capital expenditures is a forward-looking statement. This forward-looking statement is based on assumptions, which can be affected by (among other things) levels of cash flow from operations, general economic conditions, business conditions, availability of capital, whether or not assets are purchased or financed by operating leases, and unforeseen hazards such as weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects. Accordingly, actual results may differ materially from current expectations in the forward-looking statement.

     The acquisition of U. S. Steel Kosice s.r.o., consisted of cash payments of $14 million in 2001 and net cash payments of $10 million in 2000, which reflected $69 million of cash payments in 2000 less $59 million of cash acquired in the transaction. Two additional payments of $37.5 million each are to be made to VSZ in 2002 and 2003 related to the purchase. The first quarter 2001 acquisition of East Chicago Tin and reorganization of Transtar were noncash transactions. See also Note 5 to the Financial Statements.

     Investees - return of capital in 2001 of $13 million reflected a return of capital on an investment in stock of VSZ in which United States Steel holds a 25% interest.

     Net change in attributed portion of Marathon consolidated debt and other financings was a decrease of $74 million in 2001 compared to an increase of $1,208 million and $147 million in 2000 and 1999, respectively. The decrease in 2001 primarily reflected the net effects of cash provided from operating activities less cash used for investing activities and dividend payments. The increase in 2000 primarily reflected the net effects of cash used in operating activities, including a VEBA contribution, cash used in investing activities, dividend payments and preferred stock repurchases. The increase in 1999 primarily reflected the net effects of cash used in operating and investing activities and dividend payments.

     Dividends paid decreased $40 million from year 2000 due to a decrease in the quarterly dividend rate from $0.25 to $0.10 per share paid to USX-U. S. Steel Group common stockholders, effective with the June 2001 payment. After the Separation, United States Steel established an initial quarterly dividend rate of $0.05 per share effective with the March 2002 payment.

Debt Ratings

     As of December 31, 2001, Moody's Investor Services, Inc. assigned a corporate credit rating of Ba3 to United States Steel with negative implications. On January 17, 2002, Standard & Poor's Corp. placed the BB corporate credit rating for United States Steel on credit watch with negative implications. Additionally, Moody's and Standard & Poor's have assigned Ba3 and BB, respectively, to United States Steel's senior unsecured debt.

Liquidity

     In November 2001, United States Steel entered into a five-year Receivables Purchase Agreement with financial institutions. United States Steel established a wholly owned subsidiary, United States Steel Receivables LLC, which is a special-purpose, bankruptcy-remote entity that acquires, on a daily basis, eligible trade receivables generated by United States Steel and certain of its subsidiaries. Fundings under the facility are limited to the lesser of eligible receivables or $400 million. As of February 28, 2002, United States Steel had $299 million of eligible receivables, of which $200 million were sold, primarily to fund working capital needs to build inventory based on increased order rates.

     In addition, United States Steel entered into a three-year revolving credit facility expiring December 31, 2004, that provides for borrowings of up to $400 million secured by all domestic inventory and related assets ("Inventory Facility"), including receivables other than those sold under the Receivables Purchase Agreement. As of February 28, 2002, $249 million was available to United States Steel under the Inventory Facility.

     USSK has bank credit facilities aggregating $50 million. At December 31, 2001, there were no borrowings against these facilities. If USSK were to default under the $325 million outstanding loan, lenders could refuse to allow additional borrowing under the $40 million facility; however, outstanding loans would not be called.

     United States Steel currently has Senior Notes outstanding in the aggregate principal amount of $535 million. The Senior Notes impose significant restrictions on United States Steel such as the following: restrictions on payments of dividends; limits on additional borrowings, including limiting the amount of borrowings secured by inventories or accounts receivable; limits on sale/leasebacks; limits on the use of funds from asset sales and sale of the stock of subsidiaries; and restrictions on our ability to invest in joint ventures or make certain acquisitions. The Inventory Facility imposes additional restrictions on United States Steel including the following: effective September 30, 2002, United States Steel must meet an interest expense coverage ratio of at least 2 to 1 through March 30, 2003 and 2.5 to 1 thereafter and a leverage ratio of no more than 6 to 1 through December 30, 2002, 5.5 to 1 through March 30, 2003, 5 to 1 through June 29, 2003, 4.5 to 1 through September 29, 2003, 4 to 1 through March 30, 2004 and 3.75 to 1 thereafter; limitations on capital expenditures; and restrictions on investments. If these covenants are breached, or if we fail to make payments under our material debt obligations or the Receivables Purchase Agreement, creditors would be able to terminate their commitments to make further loans, declare their outstanding obligations immediately due and payable and foreclose on any collateral, and it may also cause termination events to occur under the Receivables Purchase Agreement and a default under the Senior Notes. Additional indebtedness that United States Steel may incur in the future may also contain similar covenants, as well as other restrictive provisions. Cross-acceleration clauses in the Receivables Purchase Agreement, the Inventory Facility, the Senior Notes and any future additional indebtedness could have an adverse effect upon our financial position and liquidity.

     United States Steel has utilized surety bonds to provide financial assurance for certain transactions and business activities. The total amount of active surety bonds currently being used for financial assurance purposes is approximately $255 million. Recent events have caused major changes in the surety bond market including significant increases in surety bond premiums. These factors, together with our non-investment grade credit rating, may cause United States Steel to replace some surety bonds with other forms of financial assurance, or provide some form of collateral to the surety bond providers in order to keep bonds in place. The other forms of financial assurance or collateral could include financial instruments that are supported by either the Receivables Purchase Agreement or Inventory Facility. The use of these types of financial instruments for financial assurance and collateral will have a negative impact on liquidity.

     United States Steel is contingently liable for debt and other obligations of Marathon in the amount of $359 million as of December 31, 2001. Marathon is not limited by agreement with United States Steel as to the amount of indebtedness that it may incur and, in the event of the bankruptcy of Marathon, the holders of the Marathon industrial revenue bonds assumed by United States Steel and such other obligations may declare them immediately due and payable. If that occurs, United States Steel may not be able to satisfy such obligations. See Note 11 to the Financial Statements for further information on the industrial revenue bonds. In addition, if Marathon loses its investment grade ratings, certain of these obligations will be considered indebtedness under the Senior Notes indenture and for covenant calculations under the Inventory Facility. This occurrence could prevent United States Steel from incurring additional indebtedness under the Senior Notes or may cause a default under the Inventory Facility.

     United States Steel is the sole general partner of and owns a 10 percent equity interest in Clairton 1314B Partnership, L.P. As general partner, United States Steel is responsible for operating and selling coke and byproducts from the partnership's three coke batteries located at United States Steel's Clairton Works. United States Steel's share of profits and losses is currently 1.75%, which will increase to 45.75% when the limited partners achieve a specified return, which is currently expected to occur this year. The partnership at times had operating cash shortfalls after payment of distributions to the partners in 2001 that were funded with loans from United States Steel. As of December 31, 2001, the partnership owed United States Steel $3 million, which was repaid in January 2002. United States Steel may dissolve the partnership under certain circumstances including if it is required to make equity investments or loans in excess of $150 million to fund such shortfalls.

     The following table summarizes United States Steel's liquidity as of December 31, 2001:

          (Dollars in millions)
          -------------------------------------------------------------------
          Cash and cash equivalents...............................    $   147
          Amount available under Receivables
           Purchase Agreement.....................................        258
          Amount available under Inventory Facility ..............        250
          Amounts available under USSK credit facilities..........         50
                                                                      -------
             Total estimated liquidity............................    $   705
          -------------------------------------------------------------------

     The following table summarizes United States Steel's contractual obligations and commercial commitments at December 31, 2001, and the effect such obligations and commitments are expected to have on its liquidity and cash flow in future periods.

     (Dollars in millions)
     --------------------------------------------------------------------------------------------------------------
                                                                            Payments Due By Period
                                                                   Less Than       1-3          4-5        Beyond
     Contractual Obligations                            Total       1 Year        Years        Years       5 Years
     --------------------------------------------------------------------------------------------------------------
     Long-term debt...............................   $   1,380    $      26     $     40     $     40     $   1,274
     Capital leases (a)...........................         134           14           24           22            74
     Operating leases (a).........................         417           74          112           73           158
     Capital commitments (b) (f)..................         718           -            -            -            718
     Commitments under lease agreements (b).......           2            1            1           -             -
     Environmental commitments (b) (f)............         138           16           -            -            122
     Usher Separation bonus (b)...................           3           -             3           -             -
     Additional consideration for
      USSK purchase (c)...........................          75           38           37           -             -
                                                      --------     --------     --------     --------      --------
           Total contractual cash obligations.....   $   2,867    $     169     $    217     $    135     $   2,346
     --------------------------------------------------------------------------------------------------------------
     Standby letters of credit (d)................   $       1    $       1     $     -      $     -      $      -
     Surety bonds (f).............................         255           -            -            -            255
     Clairton 1314B Partnership(e) (f)............         150           -            -            -            150
     Guarantees of indebtedness of
      unconsolidated entities (b) (f).............          32           -            -            -             32
     Contingent liabilities:
      - Marathon obligations (b)..................         359           -            16          191           152
      - Take or pay arrangement (b)...............         105           17           34           34            20
                                                      --------     --------     --------     --------      --------
           Total commercial commitments...........   $     902    $      18     $     50     $    225     $     609
     --------------------------------------------------------------------------------------------------------------

      (a)  See Note 17 to the Financial Statements.
      (b)  See Note 26 to the Financial Statements.
      (c)  See Note 5 to the Financial Statements.
      (d)  Guaranteed by Marathon.
      (e)  See Note 16 to the Financial Statements.
      (f)  Timing of potential cash outflows is not determinable.

     Contingent lease payments have been excluded from the above table. Contingent lease payments relate to operating lease agreements that include a floating rental charge, which is associated to a variable component. Future contingent lease payments are not determinable to any degree of certainty. United States Steel's annual incurred contingent lease expense is disclosed in
Note 17 to the Financial Statements. Additionally, recorded liabilities related to deferred income taxes, employee benefits and other liabilities that may have an impact on liquidity and cash flow in future periods are excluded from the above table.

     United States Steel management believes that our liquidity will be adequate to satisfy our obligations for the foreseeable future, including obligations to complete currently authorized capital spending programs. Future requirements for United States Steel's business needs, including the funding of capital expenditures, debt service for financings incurred in relation to the Separation, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings and other external financing sources. However, there is no assurance that our business will generate sufficient operating cash flow or that external financing sources will be available in an amount sufficient to enable us to service or refinance our indebtedness or to fund other liquidity needs. If there is a prolonged delay in the recovery of the manufacturing sector of the U.S. economy, United States Steel believes that it can maintain adequate liquidity through a combination of deferral of nonessential capital spending, sales of non-strategic assets and other cash conservation measures.

     United States Steel management's opinion concerning liquidity and United States Steel's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that could affect the availability of financing include the performance of United States Steel (as measured by various factors including cash provided from operating activities), levels of inventories and accounts receivable, the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, the levels of United States Steel's outstanding debt and credit ratings by rating agencies.

Derivative Instruments

     See Quantitative and Qualitative Disclosures About Market Risk for discussion of derivative instruments and associated market risk for United States Steel.

Management's Discussion and Analysis of Environmental Matters, Litigation and Contingencies

     United States Steel has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet Clean Air Act obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of United States Steel's products and services, operating results will be adversely affected. United States Steel believes that all of its domestic competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, production processes and the specific products and services it provides. To the extent that competitors are not required to undertake equivalent costs in their operations, the competitive position of United States Steel could be adversely affected.

     USSK is subject to the laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union, which are comparable to domestic standards. USSK has also entered into an agreement with the Slovak government to bring, over time, its facilities into European Union environmental compliance.

     In addition, United States Steel expects to incur capital and operating expenditures to meet environmental standards under the Slovak Republic's environmental laws for its USSK operation.

     United States Steel's environmental expenditures for the last three years were (a):

     (Dollars in millions)                                   2001         2000          1999
     -------------------------------------------------------------------------------------------
     Domestic:
      Capital...........................................   $      5     $     18       $    32
      Compliance
         Operating & maintenance........................        184          194           199
         Remediation (b) ...............................         26           18            22
                                                           --------     --------       -------
                  Total Domestic........................   $    215     $    230       $   253
     USSK:
      Capital...........................................   $     10     $      -       $     -
      Compliance
         Operating & maintenance........................          6            -             -
         Remediation....................................          -            -             -
                                                           --------     --------       -------
                  Total USSK............................   $     16     $      -       $     -
                     Total United States Steel..........   $    231     $    230       $   253
     -------------------------------------------------------------------------------------------

      (a) Based on previously established U. S. Department of Commerce survey guidelines.
      (b) These amounts include spending charged against remediation reserves, net of recoveries where permissible, but do not include noncash provisions recorded for environmental remediation.

     United States Steel's environmental capital expenditures accounted for 5%, 7% and 11% of total capital expenditures in 2001, 2000 and 1999, respectively.

     Compliance expenditures represented 3% of United States Steel's total costs and expenses in 2001 and 4% of United States Steel's total costs and expenses in 2000 and 1999. Remediation spending during 1999 to 2001 was mainly related to remediation activities at former and present operating locations. These projects include remediation of contaminated sediments in a river that receives discharges from the Gary Works and the closure of permitted hazardous and non-hazardous waste landfills.

     The Resource Conservation and Recovery Act ("RCRA") establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

     United States Steel is in the study phase of RCRA corrective action programs at its Fairless Works and its former Geneva Works. A RCRA corrective action program has been initiated at its Gary Works and its Fairfield Works. Until the studies are completed at these facilities, United States Steel is unable to estimate the total cost of remediation activities that will be required.

     United States Steel has been notified that it is a potentially responsible party ("PRP") at 19 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of December 31, 2001. In addition, there are 13 sites related to United States Steel where it has received information requests or other indications that it may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability or make any judgment as to the amount thereof. There are also 34 additional sites related to United States Steel where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, United States Steel is one of a number of parties involved and the total cost of remediation, as well as United States Steel's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. United States Steel accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. See Note 26 to the Financial Statements.

     In October 1996, United States Steel was notified by the Indiana Department of Environmental Management ("IDEM") acting as lead trustee, that IDEM and the U.S. Department of the Interior had concluded a preliminary investigation of potential injuries to natural resources related to releases of hazardous substances from various municipal and industrial sources along the east branch of the Grand Calumet River and Indiana Harbor Canal. The public trustees completed a pre-assessment screen pursuant to federal regulations and have determined to perform a Natural Resource Damages Assessment. United States Steel was identified as a PRP along with 15 other companies owning property along the river and harbor canal. United States Steel and eight other PRPs have formed a joint defense group. The trustees notified the public of their plan for assessment and later adopted the plan. In 2000, the trustees concluded their assessment of sediment injuries, which includes a technical review of environmental conditions. The PRP joint defense group has proposed terms for the settlement of this claim, which have been endorsed by representatives of the trustees and the U.S. Environmental Protection Agency ("EPA") to be included in a consent decree that United States Steel expects will resolve this claim.

     In 1998, United States Steel entered into a consent decree with the EPA which resolved alleged violations of the Clean Water Act National Pollution Discharge Elimination System ("NPDES") permit at Gary Works and provides for a sediment remediation project for a section of the Grand Calumet River that runs through Gary Works. Contemporaneously, United States Steel entered into a consent decree with the public trustees, which resolves potential liability for natural resource damages on the same section of the Grand Calumet River. In 1999, United States Steel paid civil penalties of $2.9 million for the alleged water act violations and $0.5 million in natural resource damages assessment costs. In addition, United States Steel will pay the public trustees $1 million at the end of the remediation project for future monitoring costs and United States Steel is obligated to purchase and restore several parcels of property that have been or will be conveyed to the trustees. During the negotiations leading up to the settlement with EPA, capital improvements were made to upgrade plant systems to comply with the NPDES requirements. As of December 31, 2001, the sediment remediation project is an approved final interim measure under the corrective action program for Gary Works and is expected to cost approximately $35.2 million over the next five years. Estimated remediation and monitoring costs for this project have been accrued.

         At the former Duluth, Minnesota Works, United States Steel spent a total of approximately $11.4 million through 2001. The Duluth Works was listed by the Minnesota Pollution Control Agency under the Minnesota Environmental Response and Liability Act on its Permanent List of Priorities. The EPA has consolidated and included the Duluth Works site with the other sites on the EPA's National Priorities List. The Duluth Works cleanup has proceeded since 1989. United States Steel is conducting an engineering study of the estuary sediments. Depending upon the method and extent of remediation at this site, future costs are presently unkown and indeterminable.

         In 1997, USS/Kobe, a joint venture between United States Steel and Kobe Steel, Ltd. ("Kobe"), was the subject of a multi-media audit by the EPA that included an air, water and hazardous waste compliance review. USS/Kobe and the EPA entered into a tolling agreement pending issuance of the final audit and commenced settlement negotiations in July 1999. In August 1999, the steelmaking and bar producing operations of USS/Kobe were combined with companies controlled by Blackstone Capital Partners II to form Republic. The tubular operations of USS/Kobe were transferred to a newly formed entity, Lorain Tubular Company, LLC ("Lorain Tubular"), which operated as a joint venture between United States Steel and Kobe until December 31, 1999, when United States Steel purchased all of Kobe's interest in Lorain Tubular. Republic and United States Steel are continuing negotiations with the EPA. Most of the matters raised by the EPA relate to Republic's facilities; however, air discharges from United States Steel's #3 seamless pipe mill have also been cited. United States Steel will be responsible for matters relating to its facilities. The final report and citations from the EPA have not been issued.

         In 1987, United States Steel and the Pennsylvania Department of Environmental Resources ("PADER") entered into a Consent Order to resolve an incident in January 1985 involving the alleged unauthorized discharge of benzene and other organic pollutants from Clairton Works in Clairton, Pa. That Consent Order required United States Steel to pay a penalty of $50,000 and a monthly payment of $2,500 for five years. In 1990, United States Steel and the PADER reached agreement to amend the Consent Order. Under the amended Order, United States Steel agreed to remediate the Peters Creek Lagoon (a former coke plant waste disposal site); to pay a penalty of $300,000; and to pay a monthly penalty of up to $1,500 each month until the former disposal site is closed. Remediation costs have amounted to $9.9 million with another $1.1 million presently projected to complete the project.

         In 1988, United States Steel and three other PRPs agreed to the issuance of an administrative order by the EPA to undertake emergency removal work at the Municipal & Industrial Disposal Co. site in Elizabeth Township, Pa. The cost of such removal, which has been completed, was approximately $4.2 million, of which United States Steel paid $3.4 million. The EPA indicated that further remediation of this site would be required. In October 1991, the PADER placed the site on the Pennsylvania State Superfund list and began a Remedial Investigation ("RI"), which was issued in 1997. United States Steel's share of any final allocation formula for cleanup of the entire site was never determined; however, based on presently available information, United States Steel may have been responsible for as much as 70% of the waste material deposited at the site. The Pennsylvania Department of Environmental Protection ("PADEP"), formerly PADER, issued its Final Feasibility Study Report for the entire site in August 2001. The report identifies and evaluates feasible remedial alternatives and selects three preferred alternatives. These alternatives are estimated to cost from $17 million to $20 million. Consultants for United States Steel have concluded that a less costly alternative should be employed at the site, which is estimated to cost $5.5 million. Based on the allocation of liability that has been recognized for past site cleanup activities, the United States Steel share of costs for this remedy would be approximately $3.7 million. United States Steel is in the process of negotiating a consent decree with PADEP. United States Steel has submitted a conceptual remediation plan, which PADEP has approved. United States Steel will be submitting a remedial design plan based on the remediation plan. PADEP is also seeking reimbursement for approximately $2 million in costs. United States Steel could potentially be held responsible for an undetermined share of those costs.

         In September 2001, United States Steel agreed to an Administrative Order on Consent with the State of North Carolina for the assessment and cleanup of a Greensboro, N.C. fertilizer manufacturing site. The site was owned by Armour Agriculture Chemical Company (now named Viad) from 1912 to 1968. United States Steel owned the site from 1968 to 1986 and sold the site to LaRoche Industries in 1986. The agreed order allocated responsibility for assessment and cleanup costs as follows: Viad - 48%, United States Steel - 26% and LaRoche - 26%; and LaRoche was appointed to be the lead party responsible for conducting the cleanup. In March 2001, United States Steel was notified that LaRoche had filed for protection under the bankruptcy law. On August 23, 2001, the allocation of responsibility for this site assessment and cleanup and the cost allocation was approved by the bankruptcy court in the LaRoche bankruptcy. The estimated remediation costs are $4.4 million to $5.7 million. United States Steel's estimated share of these costs is $1.6 million.

         New or expanded environmental requirements, which could increase United States Steel's environmental costs, may arise in the future. United States Steel intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, United States Steel does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 2002. United States Steel's environmental capital expenditures are expected to be approximately $28 million in 2002 primarily related to projects at Gary Works and at USSK (approximately $8 million). Predictions beyond 2002 can only be broad-based estimates, which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies to remediate sites, among other matters. Based upon currently identified projects, United States Steel anticipates that environmental capital expenditures will be approximately $49 million in 2003 including $17 million for USSK; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.

         United States Steel has been and is a defendant in a large number of cases in which plaintiffs allege injury resulting from exposure to asbestos. Many of these cases involve multiple plaintiffs and most have multiple defendants. These claims fall into three major groups: (1) claims made under certain federal and general maritime law by employees of the Great Lakes Fleet or Intercoastal Fleet, former operations of United States Steel; (2) claims made by persons who performed work at United States Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by United States Steel. To date all actions resolved have been either dismissed or settled for immaterial amounts. It is not possible to predict with certainty the outcome of these matters; however, based upon present knowledge, United States Steel believes that it is unlikely that the resolution of the remaining actions will have a material adverse effect on its financial condition. This statement of belief is a forward-looking statement. Predictions as to the outcome of pending litigation are subject to substantial uncertainties with respect to (among other things) factual and judicial determinations, and actual results could differ materially from those expressed in this forward-looking statement.

         United States Steel is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment, certain of which are discussed in Note 26 to the Financial Statements. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the United States Steel Financial Statements. However, management believes that United States Steel will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to United States Steel.

Outlook for 2002

         In November 2001, Domestic Steel's order rate began to increase and this trend has continued into the first quarter. Sheet facilities are now fully loaded and spot market price increases are being implemented. Plate and tubular markets continue to reflect weak demand. In the first quarter 2002, domestic shipments are expected to improve and average realized prices are expected to be slightly lower, largely due to product mix, when compared to fourth quarter 2001. USSK first quarter 2002 shipments and average realized prices are expected to be lower than fourth quarter 2001.

         For full-year 2002, domestic shipments are expected to be approximately 11 million net tons and USSK shipments are expected to be approximately 3.8 million net tons.

         For the longer term, domestic shipment levels and realized prices will be influenced by the strength and timing of a recovery in the manufacturing sector of the domestic economy, levels of imported steel following the outcome of the President's Section 201 decision and production capability changes at domestic facilities. Many factors will determine the strength and timing of such recovery, and shipment levels and prices are also subject to many of the same factors. For USSK, economic and political developments in Europe, including many factors similar to those impacting Domestic Steel, will impact USSK's results of operations.

         United States Steel's income from operations includes net pension credits, which are primarily noncash, associated with all of United States Steel's pension plans. Net pension credits were $146 million in 2001. At the end of 2000, United States Steel's main pension plan's transition asset was fully amortized, decreasing the pension credit by $69 million in 2001 and in future years for this component. In addition, for the year 2002, lower than expected market returns in the year 2001 and the mergers of Transtar and LTV tin mill liabilities will further reduce net pension credits to approximately $110 million, excluding settlements and any potential effects of consolidation or rationalization activities. An unfavorable $8 million settlement charge is expected in the first half of 2002 under the nonqualified pension plan relative to salaried employees accepting retirement under last year's VERP. A settlement effect is not currently expected under the qualified salaried pension plan in 2002 relative to the VERP program. The above includes forward-looking statements concerning net pension credits which can vary depending upon the market performance of plan assets, changes in actuarial assumptions regarding discount rate and rate of return on plan assets, plan amendments affecting benefit payout levels and profile changes in the beneficiary populations being valued. Changes in any of these factors could cause net pension credits to change. To the extent net pension credits decline in the future, income from operations would be adversely affected.

         In its retiree medical estimates of escalation, United States Steel projects an aggregate 8.0% initial trend rate in 2002 that gradually reduces each year to an ultimate trend rate of 5% in the year 2008. This was increased from a 7.5% initial trend rate assumed for 2001. The 8.0% rate reflects a weighting of various escalation rates on different components of the plan, with some rates as high as 15%, after taking into consideration the demographics of the affected populations and the different utilization patterns of medicare versus pre-medicare retirees. See Note 12 to the Financial Statements for the effect of a 1% change in the assumed health care cost trend rates.

         United States Steel owns a 16% investment in Republic, through United States Steel's ownership in Republic Technologies International Holdings, LLC, which is the sole owner of Republic. Republic is a major purchaser of raw materials from United States Steel and the primary supplier of rounds for our tubular facility in Lorain, Ohio. During the first quarter of 2001, United States Steel discontinued applying the equity method of accounting since investments in and advances to Republic had been reduced to zero. On April 2, 2001, Republic filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Republic has continued to supply the Lorain mill since filing for bankruptcy and no supply interruptions are anticipated. During the first quarter of 2001, as a result of Republic's action, United States Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic and recognized certain debt obligations of $14 million previously assumed by Republic. Due to further financial deterioration of Republic during the balance of 2001, United States Steel recorded a pretax charge of $68 million in the fourth quarter of 2001 related to a portion of the remaining Republic trade receivables and retiree medical cost reimbursements owed by Republic. At December 31, 2001, United States Steel's remaining financial exposure to Republic was approximately $19 million.

         On January 17, 2002, United States Steel announced that it had entered into an Option Agreement with NKK Corporation ("NKK") of Japan. The agreement grants United States Steel an option to purchase, either directly or through a subsidiary, all of NKK's National Steel Corporation common stock and to restructure a $100 million loan previously made to National Steel by an NKK subsidiary. NKK's ownership of National Steel's common stock represents approximately 53% of National's outstanding shares. The option expires on June 15, 2002.

         If the option is exercised, NKK will receive warrants to purchase 4 million shares of United States Steel common stock in exchange for its National Steel shares. The warrants will be exercisable through June 2007 at a price equal to 150% of the average closing price for United States Steel's common stock during a 60-day period prior to the issuance of the warrants. In connection with any exercise of the option, the NKK subsidiary loan to National Steel would be restructured into an unsecured, non-interest bearing $30 million note, with a 20-year term, convertible into 1 million shares of United States Steel common stock. The NKK convertible note will remain part of a restructured National Steel. United States Steel will have the right to convert in the first five years if the price of United States Steel common stock exceeds $30 per share. In the next five-year period, both parties have the right to cause conversion if the price exceeds $30 per share and in the final ten years, either party has the right to cause conversion. In addition, United States Steel will, if it exercises the option, offer to acquire the remaining shares of National Steel in exchange for either warrants with no less value than those provided to NKK or United States Steel common stock based upon an exchange ratio of 0.086 shares of United States Steel common stock for each share of National Steel stock. The minority shareholder option to receive warrants will not be available unless a sufficient number of those shareholders elect to receive warrants to permit such warrants to be listed on the New York Stock Exchange.

         Also, NKK and United States Steel have agreed to enter into discussions for the purpose of developing a business alliance to support Japanese auto manufacturers in North America.

         Although United States Steel has the ability to exercise the option at any time during its term, it is United States Steel's current intent not to exercise the option or to consummate a merger with National Steel unless a number of significant conditions are satisfied, including a substantial restructuring of National Steel's debt and other obligations. Other significant conditions include the resolution of key contingencies related to the consolidation of the domestic steel industry, the financial viability of National Steel and satisfactory general market conditions.

         United States Steel has publicly stated that it is willing to participate in consolidation of the domestic steel industry if it would be beneficial to our customers, shareholders, creditors and employees. A number of important conditions must occur to facilitate such consolidation including implementation of President Bush's three-part program to address worldwide overcapacity, relief from the burden of costs related to retiree obligations of other domestic steel companies and a new progressive labor agreement. In addition, United States Steel may make additional investments in Central Europe to build USSK and to better serve our customers who are seeking worldwide supply arrangements.

         The preceding statements concerning anticipated steel demand, steel pricing, and shipment levels are forward-looking and are based upon assumptions as to future product prices and mix, and levels of steel production capability, production and shipments. These forward-looking statements can be affected by levels of imports following government action on Section 201 activities, domestic and international economies, domestic production capacity and customer demand. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated. The potential exercise of the National Steel option by United States Steel, the negotiation and possible consummation of any merger or acquisition agreement, and the potential completion of any industry consolidation or acquisitions whether domestic or international are all subject to numerous conditions, some of which are described above. Many of these conditions depend upon actions of other parties, such as the federal government, the United Steelworkers of America and foreign governments. There is no assurance that the National Steel option will be exercised, that any merger agreement will be negotiated and/or consummated, or that any industry domestic or international consolidation in general will occur, nor any specificity concerning the terms upon which any of these might occur, other than the specific terms of the Option Agreement.

Accounting Standards

         Effective January 1, 2001, United States Steel adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended by SFAS Nos. 137 and 138. Changes in fair value will be reflected in current period net income or other comprehensive income depending on the designation of the derivative instrument. This Statement, as amended, requires recognition of all derivatives at fair value as either assets or liabilities. Changes in fair value will be reflected in current period net income or other comprehensive income depending on the designation of the derivative instrument. A cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in other comprehensive income. The cumulative effect adjustment relates only to deferred gains or losses for hedge transactions as of December 31, 2000. The effect of adoption of SFAS No. 133 was less than $1 million, net of tax.

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") and No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). The adoption of SFAS No. 141 and SFAS No. 142 on January 1, 2002, did not have a material impact on the results of operations or financial position of United States Steel.

         SFAS No. 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement obligation should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. United States Steel plans to adopt the Statement effective January 1, 2003. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, United States Steel has not completed its assessment of the effect of the adoption of this Statement on either its financial position or results of operations.

         In August 2001, the FASB approved SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. United States Steel adopted SFAS No. 144 effective January 1, 2002. There was no financial statement implication related to the adoption of SFAS No. 144, and the guidance will be applied on a prospective basis.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Management Opinion Concerning Derivative Instruments

         United States Steel uses commodity-based and foreign currency derivative instruments to manage its price risk. Management has authorized the use of futures, forwards, swaps and options to manage exposure to price fluctuations related to the purchase of natural gas, heating oil and nonferrous metals and also certain business transactions denominated in foreign currencies. Derivative instruments used for trading and other activities are marked-to-market and the resulting gains or losses are recognized in the current period in income from operations. While United States Steel's risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies that assume price risk.

         Management believes that the use of derivative instruments, along with risk assessment procedures and internal controls, does not expose United States Steel to material risk. The use of derivative instruments could materially affect United States Steel's results of operations in particular quarterly or annual periods. However, management believes that use of these instruments will not have a material adverse effect on financial position or liquidity. For a summary of accounting policies related to derivative instruments, see Note 3 to the Financial Statements.

Commodity Price Risk and Related Risks

         In the normal course of its business, United States Steel is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. To a lesser extent, United States Steel is exposed to price risk related to the purchase, production or sale of coal and coke and the purchase of natural gas, steel scrap, iron ore and pellets, and certain nonferrous metals used as raw materials.

         United States Steel's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand. However, United States Steel uses derivative commodity instruments (primarily over-the-counter commodity swaps) to manage exposure to fluctuations in the purchase price of natural gas, heating oil and certain nonferrous metals. The use of these instruments has not been significant in relation to United States Steel's overall business activity.

         Sensitivity analyses of the incremental effects on pretax income of hypothetical 10% and 25% decreases in commodity prices for open derivative commodity instruments as of December 31, 2001, and December 31, 2000, are provided in the following table.

         (Dollars in millions)
         -------------------------------------------------------------------------------------------------
                                                                      Incremental Decrease in
                                                                     Pretax Income Assuming a
                                                                        Hypothetical Price
                                                                          Decrease of/(a)/
                                                                2001                          2000
         Commodity-Based Derivative Instruments           10%            25%           10%            25%
         -------------------------------------------------------------------------------------------------
         Zinc..........................................   3.5           8.9            1.5           3.8
         Tin...........................................   0.2           0.6            0.2           0.6
         -------------------------------------------------------------------------------------------------

         /(a)/ With the adoption of SFAS No. 133, the definition of a derivative instrument has been expanded to include certain fixed price physical commodity contracts. Such instruments are included in the above table. Amounts reflect the estimated incremental effect on pretax income of hypothetical 10% and 25% decreases in closing commodity prices for each open contract position at December 31, 2001, and December 31, 2000. Management evaluates the portfolio of derivative commodity instruments on an ongoing basis and adjusts strategies to reflect anticipated market conditions, changes in risk profiles and overall business objectives. Changes to the portfolio subsequent to December 31, 2001, may cause future pretax income effects to differ from those presented in the table.

         United States Steel uses OTC commodity swaps to manage exposure to market risk related to the purchase of natural gas, heating oil and certain nonferrous metals. United States Steel recorded net pretax other than trading activity losses of $13 million in 2001, gains of $2 million in 2000 and losses of $3 million in 1999. These gains and losses were offset by changes in the realized prices of the underlying hedged commodities. For additional quantitative information relating to derivative commodity instruments, including aggregate contract values and fair values, where appropriate, see Note 24 to the Financial Statements.

Interest Rate Risk

         United States Steel is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 2001 and 2000 interest rates on the fair value of United States Steel's non-derivative financial instruments is provided in the following table:

      (Dollars in millions)
      --------------------------------------------------------------------------------------------------------------
      As of December 31                                              2001                         2000
                                                                         Incremental                  Incremental
                                                                         Increase in                  Increase in
                                                             Fair           Fair            Fair         Fair
        Non-Derivative Financial Instruments (a)           Value (b)       Value (c)      Value (b)    Value (c)
      --------------------------------------------------------------------------------------------------------------
      Financial assets:
         Investments and long-term receivables (d).....   $       42    $        -     $       137    $        -
      Financial liabilities:
         Long-term debt (e)(f).........................   $    1,122    $       79     $     2,375    $        80
         Preferred stock of subsidiary (g).............            -             -              63              5
         USX obligated mandatorily
            redeemable convertible preferred
            securities of a subsidiary trust (g).......            -             -             119             10
                                                          ----------    ----------     -----------    -----------
               Total liabilities.......................   $    1,122    $       79     $     2,557    $        95
      --------------------------------------------------------------------------------------------------------------

       (a) Fair values of cash and cash equivalents, receivables, notes payable, accounts payable and accrued interest, approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.
       (b) See Note 25 to the Financial Statements for carrying value of instruments.
       (c) Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at December 31, 2001, and December 31, 2000, on the fair value of United States Steel's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of United States Steel's long-term debt at December 31, 2001, and December 31, 2000.
       (d)  For additional information, see Note 16 to the Financial Statements.
       (e)  Includes amounts due within one year.
       (f) Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 11 to the Financial Statements.
       (g)  See Note 18 to the Financial Statements.

         At December 31, 2001, United States Steel's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $79 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, United States Steel's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect United States Steel's results and cash flows only to the extent that United States Steel elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

Foreign Currency Exchange Rate Risk

         United States Steel is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars, in particular the Euro and Slovak Koruna. United States Steel has not generally used derivative instruments to manage this risk. However, United States Steel has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations. At December 31, 2001, United States Steel had no open forward currency contracts. In November 2001, the month in which United States Steel had the most foreign currency exchange maturities, total notional maturities were $19.4 million.

Equity Price Risk

         United States Steel is subject to equity price risk and market liquidity risk related to its investment in VSZ a.s., the former parent of U. S. Steel Kosice, s.r.o. These risks are not readily quantifiable for several reasons, including the absence of a readily determinable fair value as determined under U.S. generally accepted accounting principles.

Safe Harbor

         United States Steel's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about risks associated with United States Steel's use of derivative instruments. These statements are based on certain assumptions with respect to market prices and industry supply of and demand for steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to United States Steel's hedging programs may differ materially from those discussed in the forward-looking statements.